Exhibit 5.2

August 14, 2013

Par Pharmaceutical Companies, Inc.

300 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Ladies and Gentlemen:

We have acted as local counsel in the State of New Jersey to Kali Laboratories, Inc., a New Jersey corporation (the “New Jersey Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Issuer”), and each of the guarantors listed therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer of $490,000,000.00 aggregate principal amount of 7.375% Senior Notes due 2020 (the “Exchange Notes”) to be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding unregistered 7.375% Senior Notes due 2020 (the “Original Notes”). The Original Notes have been, and the Exchange Notes are to be, issued pursuant to that certain Indenture, dated as of September 28, 2012 (the “Base Indenture”), by and among Sky Growth Acquisition Corporation (“Merger Sub”), as issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by that certain Supplemental Indenture, dated as of September 28, 2012 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Issuer, as the surviving entity of a merger of Merger Sub with and into Issuer, the guarantor parties thereto (the “Guarantors”), including, without limitation, the New Jersey Guarantor, and the Trustee. Payment of the Exchange Notes will be guaranteed by the Guarantors (including the New Jersey Guarantor) pursuant to Article 10 of the Indenture. Capitalized terms that are used and not defined in this opinion letter have the meanings given to them in the Indenture.

In such capacity, we have examined and relied upon originals or conformed copies of the following documents:

1.	the Base Indenture;

2.	the Supplemental Indenture;

3.	the Certificate of Secretary of the New Jersey Guarantor dated September 28, 2012;

4.	the Certificate of Incorporation of the New Jersey Guarantor dated January 28, 1997, and filed on January 31, 1997, in the office of the Secretary of State of the State of New Jersey;

Par Pharmaceutical Companies, Inc.

August 14, 2013

5.	a Certificate of Amendment to the Certificate of Incorporation of the New Jersey Guarantor filed on April 25, 2002, in the office of the Department of Treasury of the State of New Jersey;

6.	the By-Laws of the New Jersey Guarantor adopted June 9, 2004;

7.	a Good Standing Certificate as to the New Jersey Guarantor dated June 27, 2013, issued by the State of New Jersey, Department of the Treasury, Division of Revenue and Enterprise Services; and

8.	the Unanimous Written Consent of the Board of Directors of the New Jersey Guarantor dated September 28, 2012.

The documents listed in paragraphs 3 through 8 are hereinafter referred to as the “Organizational Documents.”

In rendering the following opinions, we have examined and relied upon copies of the executed Indenture and the Organizational Documents, and originals, certified copies or photocopies of such other documents, records, certificates and instruments as we have deemed necessary or appropriate as a basis for the opinions expressed below. As to factual matters relevant to our opinions expressed below, we have made such inquiries, but without further investigation or verification on our part, of the New Jersey Guarantor as we have deemed appropriate. In addition, we have relied upon and assume the accuracy of all representations and warranties of the New Jersey Guarantor contained in the Indenture, upon certificates and statements of the officers, directors, shareholders, members and partners of the New Jersey Guarantor and upon public records.

In all such examinations, we have assumed (i) the authority of persons signing the Indenture on behalf of parties thereto (other than the New Jersey Guarantor) and the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, and (iii) that the Indenture constitutes the legal, valid and binding obligations of the parties to the Indenture (other than the New Jersey Guarantor). We have also assumed performance by all of the parties to the Indenture of their respective obligations thereunder to be performed on or prior to the date hereof.

We express no opinion as to matters governed by any laws other than the laws of the State of New Jersey, as currently in effect. No opinion as to the laws of any other jurisdiction may be implied.

Based upon and subject to the foregoing assumptions, and subject in all respects to the qualifications hereinafter set forth, we are of the opinion that:

1.	The New Jersey Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.

Par Pharmaceutical Companies, Inc.

August 14, 2013

2.	The New Jersey Guarantor has the corporate power to execute, deliver and perform its obligations under the Indenture.

3.	The New Jersey Guarantor has duly authorized, executed and delivered the Indenture.

4.	The execution and delivery of the Indenture and the performance and observance by the New Jersey Guarantor of each of its agreements therein (including the Guarantees) have been properly authorized by all necessary corporate action on the part of the New Jersey Guarantor.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. Ropes & Gray LLP may rely upon this opinion letter in rendering its opinions to you with respect to the transactions contemplated in the Indenture and the Registration Statement. This opinion is given as of the date hereof, and we do not undertake and hereby disclaim any obligation to advise you of any changes or new developments which affect anything contained herein. Otherwise, the opinions expressed herein may not be relied upon by any other person without our prior written consent.

Very truly yours,

PORZIO, BROMBERG & NEWMAN, P.C.
/s/ PORZIO, BROMBERG & NEWMAN, P.C.